Exhibit 99.1
NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, CFO
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM PROVIDES OPERATIONAL UPDATE
Houston, Texas – June 29, 2007. Goodrich Petroleum Corporation (NYSE: GDP) today provided an operational update on a number of recent drilling and development activities.
20-Acre Spacing in the Cotton Valley
In May 2007, the Company completed its initial well drilled on 20-acre spacing in the Cotton Valley trend. The Company’s P.O. Beard No.6 had an initial production rate of 1,800 Mcfe per day and averaged approximately 1,350 Mcfe per day for the first 30 days of production, which compares with an average of approximately 1,400 Mcfe per day for the first 30 days in the original offset well. No measurable differences were seen in original flowing or shut-in pressures between the two wells. In addition, the Company has drilled an additional increased density well, the K.F. Carter No. A-2, where the Company recorded a bottom-hole pressure of approximately 5,500 psi, indicating no apparent drawdown in pressure from the offset well. The two increased density wells were drilled approximately three miles from each other on the Company’s acreage within the Beckville Field. With the encouraging results from the two initial increased density wells, the Company has two additional 20-acre spaced Cotton Valley wells planned for the third quarter of 2007.
Bethany-Longstreet Horizontal Activity
In the Bethany-Longstreet Field, the Company has commenced drilling operations on its second horizontal Cotton Valley sand well, the Jimmy Holmes No.1-H, which is a re-entry and sidetrack from an existing wellbore. The Company plans to drill an approximate 2,000 foot lateral in the lower Cotton Valley sand section and expects to reach total depth by the middle of July. The current estimated gross cost to drill and complete the re-entry horizontal is approximately $3.0 million.
The Champe Graham No.3-H, the Company’s initial horizontal test well in Bethany-Longstreet, has been producing for approximately 90 days and has exhibited a flatter decline profile than the Company’s vertical wells. The well had an initial production rate of approximately 4,000 Mcf per day, an initial thirty day average of approximately 3,500 Mcf per day and is currently producing at a rate of approximately 2,500 Mcf per day.
Angelina River Trend
In the Angelina River Trend, where the Company owns an average 50% working interest in approximately 69,000 acres, the Company has continued its efforts to both further develop its core holdings on the Cotton South prospect as well as extend the play on the remainder of its acreage. On the Bethune Prospect in the eastern portion of the Company’s acreage block, the Company’s Bethune No. B-1 well, which came online the first of May, had an initial production rate of approximately 2,500 Mcfe per day, averaged approximately 1,650 Mcfe per day during the first 30 days of production and is currently producing at a rate of approximately 1,100 Mcfe per day. The Beverly Sutton No.1 well, the Company’s second well on the Bethune Prospect, is located approximately 2 miles southeast of the Bethune No.B-1 well and has reached a total depth of approximately 12,100’ with excellent gas shows through the Travis Peak interval. The Company plans to complete the well during July 2007. On the Allentown Prospect, the Kirkland No.1 has been completed with an initial production rate of approximately 1,400 Mcfe per day. The Company’s second well on the Allentown Prospect is scheduled to spud in July 2007.
The Company has also participated in the drilling of its first horizontal well on its Cotton Prospect at Angelina River to test the James Lime formation. The Middlebrook No.1-H well has been drilled to total depth, with approximately 6,000 feet of horizontal lateral in the James Lime formation and excellent gas shows throughout the lateral. Completion operations are scheduled to begin in the middle of July and a second horizontal James Lime well is currently scheduled for later in the third quarter of 2007.
Alabama Bend Prospect
The Company has drilled and initiated completion operations on its first two wells on its Alabama Bend Prospect in Bienville Parish, Louisiana. The initial well, the B.R. Harper No. 1 was initially completed in the lower Cotton Valley sand and tested at a rate of approximately 400 Mcf per day. The well was then independently tested in the lower Hosston section, with spot test rates ranging from 250 – 700 Mcf per day. The Company plans to drill out the plug between the two zones and commingle the production.
The Stephen Smith No. 1, the Company’s second well at Alabama Bend, is currently flowing back from the lower Cotton Valley sand section at a rate of approximately 200 Mcf per day. The Company also plans to test the lower Hosston section in this well.
Low Pressure Gathering System
During June, the Company initiated operation of the first phase of the Low Pressure Gathering System (“LPGS”) in the northeastern portion of the Beckville field. The LPGS has allowed the Company to reduce the line pressure for those wells connected to the system to approximately 50 psi and to begin transporting produced water volumes through the gathering system. While still early in the start-up phase, the Company is encouraged with the initial production response and believes the system will deliver long term benefits by enhancing gas production volumes and lowering lease operating expenses (”LOE”).
Fortune Small Business

For the second year in a row, the Company has been included on the list of Fortune Small Business 100 Fastest Growing Companies. The list ranks companies based on their percentage growth in earnings, revenue and stock price performance. The Company was again ranked as the second fastest growing company on the list.
Robert C. Turnham, the Company’s President and Chief Operating Officer, commented, “We are extremely pleased with the operational achievements we have made during the first six months of the year. Our multi-faceted development plan is providing the results we had anticipated and provides us with an excellent platform to continue our growth in the second half of the year. We are particularly pleased with the results from our increased density vertical wells, and we will continue to test 20-acre spacing in different areas to confirm its application across our acreage. We are also encouraged with the results from our accelerated drilling activities in the Angelina River Trend, both from our primary objective Travis Peak wells drilled to date, as well as the incremental potential from James Lime horizontal drilling. These results, along with a significant portion of our 2007 and 2008 natural gas hedged at attractive prices, allow us to continue as planned with our active development activities.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.